Exhibit 99

US AIRWAYS REPORTS FEBRUARY TRAFFIC

     ARLINGTON, Va., March 3, 2004 -- US Airways reported its February 2004 passenger traffic today.

     Mainline revenue passenger miles for February 2004 increased 15.9 percent on a 13.6 percent increase in available seat miles compared to February 2003. The passenger load factor was 68.5 percent, a 1.4 percentage point increase compared to February 2003.

     For the first two months of 2004, mainline revenue passenger miles increased 11.9 percent on an 8.7 percent increase in available seat miles compared to the same period in 2003. The passenger load factor for the first two months of 2004 was 66.4 percent, a 1.9 percentage point increase compared to January-February 2003.

     The three wholly owned subsidiaries of US Airways Group, Inc. -- Allegheny Airlines, Inc., Piedmont Airlines, Inc., and PSA, Inc. -- reported a 9.4 percent increase in revenue passenger miles for February 2004 on 8.1 percent more capacity compared to the same period in 2003. The passenger load factor was 51.5 percent, a 0.6 percentage point increase compared to February 2003.

     For the first two months of 2004, revenue passenger miles for the three wholly owned US Airways Express carriers increased 0.6 percent on a 1.9 percent decrease in available seat miles compared to January-February 2003. The passenger load factor for the first two months of the year was 48.0 percent, a 1.2 percentage point increase compared to the same period in 2003.

     Mainline system passenger unit revenue for February 2004 is expected to increase between 0 percent and 1 percent compared to February 2003.

     "Today's low-fare environment is creating an even greater stimulus for customers to travel more by air, as evidenced by our strong traffic results, and while leisure travel continues to grow, traditional business travel remains soft," said B. Ben Baldanza, US Airways senior vice president of marketing and planning. "Despite the number of passengers on our airplanes, we still have not made enough progress in lowering our costs to adjust to this new low-fare reality."

     February 2004 was the company's highest load factor for a February since 1987.

     US Airways ended the month by completing 98.9 percent of its scheduled flights. Operational performance in February 2004 improved 4.8 percentage points compared to February 2003.

Certain of the information contained herein should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the company's current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the company to operate pursuant to the terms of its financing facilities (particularly the financial covenants); the ability of the company to obtain and maintain normal terms with vendors and service providers; the company's ability to maintain contracts that are critical to its operations; the ability of the company to fund and execute its business plan; the ability of the company to attract, motivate and/or retain key executives and associates; the ability of the company to attract and retain customers; the ability of the company to maintain satisfactory labor relations; demand for transportation in the markets in which the company operates; economic conditions; labor costs; financing availability and costs; aviation fuel costs; security-related and insurance costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand (particularly from low-cost carriers and multi-carrier alliances); weather conditions; government legislation and regulation; impact of the Iraqi war and the Iraqi occupation; other acts of war or terrorism; ongoing market acceptance of the company's new common stock; and other risks and uncertainties listed from time to time in the company's reports to the United States Securities and Exchange Commission. There may be other factors not identified above of which the company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

	US AIRWAYS, INC.
SELECTED TRAFFIC STATISTICS

	February 2004	February 2003	Percent Change

Revenue Passenger Miles (000):
Domestic*	2,160,614	1,947,029	11.0
International*	685,641	509,461	34.6
Total - Scheduled Service	2,846,255	2,456,490	15.9
Total (Including Charter)	2,846,670	2,464,982	15.5

Available Seat Miles (000):
Domestic*	3,159,350	2,900,848	8.9
International*	998,765	760,528	31.3
Total - Scheduled Service	4,158,115	3,661,376	13.6
Total (Including Charter)	4,159,191	3,675,390	13.2

Passengers Boarded*	3,131,137	2,872,361	9.0
System Load Factor*	68.5	67.1	1.4
Average Passenger Journey*	909.0	855.2	6.3

* scheduled service

NOTE: Numbers may not add or calculate due to rounding

	US AIRWAYS, INC.
YEAR-TO-DATE 2004

	Jan. - Feb. 2004	Jan. - Feb. 2003	Percent Change

Revenue Passenger Miles (000):
Domestic*	4,252,386	3,936,349	8.0
International*	1,392,001	1,106,816	25.8
Total - Scheduled Service	5,644,387	5,043,165	11.9
Total (Including Charter)	5,645,422	5,051,776	11.8

Available Seat Miles (000):
Domestic*	6,489,340	6,168,053	5.2
International*	2,013,911	1,652,238	21.9
Total - Scheduled Service	8,503,251	7,820,291	8.7
Total (Including Charter)	8,505,704	7,834,617	8.6

Passengers Boarded*	6,104,031	5,776,733	5.7
System Load Factor*	66.4	64.5	1.9
Average Passenger Journey*	924.7	873.0	5.9

* scheduled service

NOTE: Numbers may not add or calculate due to rounding

	US AIRWAYS EXPRESS**
SELECTED TRAFFIC STATISTICS

	February 2004	February 2003	Percent Change
Revenue Passenger Miles (000)	98,651	90,191	9.4
Available Seat Miles (000)	191,370	176,963	8.1
Passengers Boarded*	434,498	406,608	6.9
System Load Factor*	51.5	51.0	0.6
Average Passenger Journey	227.0	221.8	2.4

	US AIRWAYS EXPRESS**
YEAR-TO-DATE 2004

	Jan. - Feb. 2004	Jan. - Feb. 2003	Percent Change
Revenue Passenger Miles (000)	182,007	180,992	0.6
Available Seat Miles (000)	379,064	386,295	(1.9)
Passengers Boarded*	811,285	817,792	(0.8)
System Load Factor*	48.0	46.9	1.2
Average Passenger Journey	224.3	221.3	1.4

* scheduled service
** Allegheny Airlines, Inc., Piedmont Airlines, Inc., and PSA Airlines, Inc.

NOTE: Numbers may not add or calculate due to rounding

NUMBER: 4703